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                                                                   EXHIBIT 10.36


                         HUGHES ELECTRONICS CORPORATION
      AMENDED AND RESTATED EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT

Amended and Restated Executive Change in Control Severance Agreement (this "Agreement") entered into this 9th day of July, 2001 by and between Hughes Electronics Corporation, a Delaware corporation (the "Company") and Pradman Kaul (the "Executive"). This Agreement amends and restates in its entirety that certain Executive Change in Control Severance Agreement entered into the 26th day of April, 2000 by and between the Company and the Executive (the "Prior Agreement").

The Board of Directors of the Company desires to assure continuity of management and the continued attention of the Executive to his duties without any distraction in the event of a Change in Control.

The Company and the Executive desire to enter into this Agreement on the terms and conditions set forth below. For good and valuable consideration and the mutual covenants set forth herein the parties hereto agree as follows:

1.       DEFINITIONS.

                    The following terms shall have the meaning set forth below for purposes of this Agreement.

         a. "Base Compensation" means (i) the annual rate of base salary of the Executive as of the date of a Change in Control (or, in the case of an Anticipatory Termination (as defined in Section
                  2.1 below), as of the date of termination of the Executive's employment), plus (ii) the actual Annual Incentive Plan bonus paid for performance in the calendar year immediately preceding the date of a Change in Control (or, in the case of an Anticipatory Termination, the calendar year immediately preceding the date of the Executive's termination) or target bonus, whichever is greater.

         b. "Cause" means the Executive's (i) conviction of, or plea of nolo contendere to, a felony; (ii) use or sale of illegal drugs; or (iii) willful and intentional misconduct, willful neglect or gross negligence, in the performance of the Executive's duties, which the Company reasonably believes has caused a demonstrable and serious injury to the Company, monetary or otherwise; provided, however, that such acts or events shall constitute Cause only if the Executive is given written notice that the Company intends to terminate his employment for Cause, which notice shall specify the particular acts or failures to act on the basis of which the decision to so terminate employment was made. In the case of a termination for Cause as described in clause (iii) above, the Executive shall be given the opportunity within 30 days of the receipt of such notice to meet with the Company to defend such acts or failures to act, prior to termination. The Company may suspend the Executive's title and authority pending such meeting, and such suspension shall not constitute "Good Reason", as otherwise defined in this agreement.



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         c.       "Change in Control" means

                  (i) a change in ownership of the common stock of the Company (note: "common stock of the Company" refers to the common stock of Hughes Electronics Corporation, not General Motors Corporation, Class H common stock or GMH), whether by sale, merger, consolidation or reorganization pursuant to which General Motors Corporation (or any entity that succeeds to the auto business of General Motors Corporation, e.g., as a result of a spin-off or otherwise) does not own directly or indirectly more than 50% of the outstanding common stock, in value, of the Company or any successor surviving entity; provided, however, that if following any such change the Company or its successor is subject to the periodic reporting rules of the Securities Exchange Act of 1934 (the "Exchange Act"), and no "person" or "group" is the "beneficial owner", as each such term is defined for purposes of the Exchange Act, of stock representing more than 5% of the outstanding voting power of all classes of stock of the Company, such change in ownership shall not constitute a Change in Control for purposes hereof;

                  (ii) the sale or distribution of all or substantially all of the assets of the Company to an unrelated entity or entities or to an entity in which General Motors Corporation does not directly or indirectly own more than 50% in value of the equity of such entity; and

                  (iii) a sale or other disposition, or the last sale or other disposition to occur in a series of sales and/or other dispositions within any 5 year period ("Serial Sales") directly or indirectly by the Company of assets constituting one or more discrete business units (including any sale through a public offering of shares of voting stock of a subsidiary) which accounts for (or in the case of stock sold through a public offering, which represents indirect ownership on a proportionate basis of such assets accounting for) more than 40% of the annual consolidated revenues of the Company and its subsidiaries as of the end of the previous fiscal year (in the case of Serial Sales, as of the end of the fiscal year immediately preceding the year in which the last sale or other disposition occurs) as determined in accordance with generally accepted accounting principles; provided, however, that, if the Executive is not employed substantially exclusively in connection with one or more of the discrete businesses involved in such sale(s) or other disposition(s), no sale or disposition of assets or stock shall be taken into account to the extent that the proceeds of such sale or disposition (whether in cash or in-kind) are reinvested or are, in the case of proceeds received in-kind, used in the ongoing conduct by the Company or one or more of its subsidiaries of the business of the Company and/or such subsidiary or subsidiaries; and provided further that such a reinvestment shall not be deemed to have occurred unless made within 18 months of such sale or disposition; and provided further that the term reinvestment


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                           shall exclude, inter alia, the use of proceeds (x) to
                           repay debt incurred in connection with the operation of the business in which the assets sold or disposed of were used or (y) to pay dividends.

                  (iv)     in addition to the events described in subsection
                           (iii), it shall be a "Change in Control" for purposes hereof for any Executive who is employed substantially exclusively in the business of a Designated Business Unit, as hereinafter defined, if an event described in subsection (iii) shall occur, except that for purposes of this subsection (iv), references in subsection (iii) to the "Company" shall be deemed to refer to the Designated Business Unit in the business of which the Executive is principally employed. A Change in Control described in this subsection (iv) shall apply only to an Executive employed substantially exclusively by the affected Designated Business Unit. For purposes of this subsection (c)(iv), "Designated Business Unit" shall mean PanAmSat, DIRECTV, Hughes Network Systems, Galaxy Latin America and any other business unit identified as a Designated Business Unit by the Company from time to time.

                  (v) any provision of the foregoing to the contrary notwithstanding, the reorganization of the Company involving the disposition of its satellite systems businesses shall not constitute a Change in Control, for purposes hereof.

         d.       "Code" means the Internal Revenue Code of 1986, as amended.

         e. "Company" means Hughes Electronics Corporation and its successors and assigns.

         f. "Comparable Position" means a position with the successor to the business of the Company, General Motors Corporation or its affiliates, of relatively equal or greater scope of responsibility and authority, equal or greater base compensation, equal or greater aggregate incentive compensation payout targets, and equal or greater aggregate benefits and perquisites, as constituted immediately prior to the Change in Control and located within 50 miles of the Executive's then current principal place of employment.

         g. "Good Reason" means any of the following events occurring within three (3) years following a Change in Control:

                  (i) without the Executive's written consent, (A) any reduction in the amount of the Executive's annual salary, (B) any reduction in the Executive's aggregate incentive compensation opportunities, (C) any significant reduction in the aggregate value of the Executive's benefits as in effect from time to time (unless such reduction is pursuant to a general change in benefits applicable to all similarly situated executives of the Company), or


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                           (D) any material and willful breach by the Company of
                           a written employment agreement with the Executive;

                  (ii) a significant reduction, without the Executive's written consent, in the Executive's position, authority, duties or responsibilities (including, for example, a significant diminution of the Executive's reporting requirements) as in effect immediately prior to a Change in Control;

                  (iii) without the Executive's written consent, a transfer of the Executive's principal place of employment to a location more than 50 miles from the Executive's place of employment immediately prior to the Change in Control, provided that the distance between the new principal place of employment and the Executive's primary residence is more than 10 miles greater than the distance between the principal place of employment prior to such transfer and the Executive's primary residence immediately prior to the Change in Control.

                  Notwithstanding the above, the occurrence of any of the events described in (i), (ii) or (iii) above will not constitute` Good Reason unless the Executive gives the Company written notice, within 30 calendar days after the Executive knew or should have known of the occurrence of any of the events described in (i), (ii) or (iii) above, that such event constitutes Good Reason, and the Company thereafter fails to cure the event within 30 days after receipt of such notice.

         h. "Term" means the period commencing on July 9, 2001, and continuing for 5 years through July 8, 2006.

         i.       "Severance Compensation" means two (2) times Base
                  Compensation.

2.       ACCRUED COMPENSATION AND SEVERANCE BENEFITS.

2.1      Involuntary Termination.

           In the event that within three (3) years following a Change in Control that occurs during the Term, (i) the Executive's employment is terminated by the Company without Cause or (ii) the Executive terminates his or her own employment with the Company for Good Reason, and in each case the Executive does not receive an offer of employment for a Comparable Position, the Executive shall be entitled to severance compensation and other benefits as set forth in Sections 2.2, 2.3, 2.4 and 2.5 below. Notwithstanding any other provision of this Agreement, if the Executive's employment is terminated prior to a Change in Control by the Company other than for Cause and if such termination (1) was at the request or initiation of a third party who has taken steps reasonably calculated to effect the Change in Control or (2) otherwise arose in connection with or in anticipation of the Change in Control (an "Anticipatory Termination"), then the Chairman of the Company's Board of Directors may determine that the Executive shall be entitled to


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         severance compensation and other benefits as set forth in Sections 2.2,
         2.3, 2.4 and 2.5 below.

2.2      Accrued Compensation.

                    The accrued compensation to which the Executive is entitled pursuant to Section 2.1 shall be as follows:

         a. an amount equal to the Executive's unpaid annual base salary earned as of the date of termination;

         b. an amount equal to the Executive's unpaid targeted annual bonus established for the fiscal period in which the Change in Control occurs (or, in the case of an Anticipatory Termination, the fiscal period in which the termination of employment occurs), multiplied by a fraction, the numerator of which is the number of days elapsed in the current fiscal period to the date of termination, and the denominator of which is 365;

         c. an amount equal to the Executive's unpaid targeted long term incentive plan payments under plans established up to and including the fiscal period in which the Change in Control occurs (or, in the case of an Anticipatory Termination, the fiscal period in which the termination of employment occurs), multiplied by a fraction the numerator of which is the number of days elapsed from the beginning of the plan period to the date of termination, and the denominator of which is 1,095; and

         d. all Company stock options held by the Executive, other than stock options granted on June 22, 2001 (the "June 22 Options"), shall become fully vested and shall remain exercisable in accordance with the Hughes Electronics Corporation Incentive Plan.

2.3      Amount of Severance Pay.

         a. The amount of severance pay to which the Executive is entitled pursuant to Section 2.1 shall be equal to the Severance Compensation. Payment shall be conditioned upon delivery by the Executive to the Company of a written release in the form attached hereto as Exhibit A (subject to such changes as may be necessary to reflect changes in applicable law). Payment shall be made in the form of a lump sum cash payment within ten (10) days following the effectiveness of such release. Such Severance Compensation shall be in lieu of any other payments or benefits in the nature of severance pay or benefits which the Executive has received or will receive from the Company or any of its affiliates (including without limitation, payments under the Hughes Employment Transition Assistance Plan or other severance pay plan, or any severance agreements between the Company and the Executive, but excluding any benefits arising out of options granted under the Company's Retention Option Programs or any other Company


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                  plan or program designated as a "retention plan" or "retention program"). Any other arrangement providing severance benefits shall be deemed to be amended to eliminate any obligation for benefits to be provided thereunder. If the Executive is entitled to any notice or payment in lieu of any notice of termination of employment required by Federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the Severance Compensation to which the Executive would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment, in lieu of notice.

         b. There shall be no duplication of severance benefits in any manner. In this regard, the Executive shall not be entitled to Severance Compensation hereunder for more than one position with the Company and its affiliates. Options and other stock based awards granted under the Company's stock award plans, including without limitation the Company's Retention Option Programs, shall not be considered severance benefits for purposes of this Section b.

         c. The Executive's Severance Compensation under this Agreement shall not be reduced by the amount of any regular salary paid or payable by any employer of the Executive. The Executive shall not be obligated to secure new employment (except to the extent that he/she is offered a Comparable Position), but shall be obligated to report promptly to the Company any actual employment obtained during the period for which employee benefits continue pursuant to Section 2.4.

2.4      Other Benefits.

         a. The Executive shall be entitled to participate on the same basis as similarly situated active executives in the Company's group health, dental and vision plans, or the Company shall make available comparable benefits, (but not any other welfare benefit plans or any retirement plans, except as described below) for a period of two (2) years following a termination of employment described in Section 2.1 (provided that the coverage provided under this Section 2.4a is subject to any limitations under the terms of any applicable contract with an insurance carrier or third party administrator), except that such coverage shall expire if the Executive becomes eligible for coverage under a plan of another employer. Nothing herein shall be deemed to restrict the right of the Company to amend or terminate any such plan in a manner generally applicable to similarly situated active executives of the Company and its affiliates, in which event the Executive shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active executives of the Company and its affiliates.

         b. The Executive shall be entitled to reimbursement for actual payments made for professional outplacement services, not to exceed 15% of base salary at the date of termination of employment.




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         c.       In determining the Executive's pension benefit under this
                  provision, the Executive will be deemed to have accrued additional continuous service, benefit service and final average pay up through the date he/she would have satisfied the rule of 75 (the "CIC Accrued Benefit"). The CIC Accrued Benefit will be payable from the Hughes Salaried Employees Excess Benefit Plan (the "Excess Plan") and will be present valued to his/her actual date of termination of employment using a rate of 6.5% or the GATT interest rate whichever is greater. In addition, the CIC Accrued Benefit shall be deemed eligible for "COLA" benefits under the Excess Plan.

2.5 Stock Option Vesting. Notwithstanding anything contained in any stock option or other equity incentive plan or agreement, in the event of a Change in Control (or, in the case of an Anticipatory Termination, upon the occurrence of such termination), all Company stock options, other than June 22 Options, held by the Executive shall become fully vested and exercisable with respect to all shares subject thereto beginning ten (10) days immediately prior to the closing date of such Change in Control.

3.       PARTICIPANT OBLIGATIONS.

         a. Confidential Information, Non-solicitation and Non-Compete. Notwithstanding anything to the contrary in this Agreement, payment shall be subject to the satisfaction by the Executive of the conditions precedent that the Executive: (i) refrain from engaging in any activity which, in the opinion of the Company, is competitive with any activity of GM, Hughes or any of their respective subsidiaries, which shall be defined to include, but is not limited to, accepting employment with a competitor or otherwise providing services outside of GM, Hughes or any of their respective subsidiaries, or establishing a competing business for a period of two years following termination without the Company's prior written consent where it is reasonably determined by the Company, after considering the nature and extent of the employment/services/business, and the geographical region and the duration of time from the Executive's separation from employment, that the Executive is likely to disclose or utilize confidential or proprietary information (including trade secrets) in the employment, business or when providing the services, (ii) refrain from otherwise acting, either prior to or after termination of employment, in any manner which is in any way contrary to the best interests of GM, Hughes, or any of their respective subsidiaries, (iii) maintain the confidentiality of all proprietary, sensitive or confidential Company information obtained while the Company employed the Executive, (iv) not solicit or hire or participate in an employer's hire of the Company's employees for employment outside of the Company for a period of two years following termination, (v) assign to the Company all rights to any invention Executive has developed or will develop relating at the time of conception or reduction to practice to GM, Hughes, or any of their respective subsidiaries' business, or resulting from work Executive performed, and (vi) furnish to the Company such information with respect to the satisfaction of the foregoing conditions precedent.




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         b.       Executive Cooperation. For a period of two years following termination, the Executive agrees to assist the Company without further compensation with respect to any business matters that may arise that involved the Executive during the course of employment with the Company. The Executive shall be entitled to reimbursement of reasonable expenses.

         c. General Release and Waiver. In exchange for the benefits provided under this Agreement, the Executive will sign a General Release and Waiver of Claims upon Separation in the form attached hereto as Exhibit A (subject to such changes as may be necessary to reflect changes in applicable law). No payments under this Agreement will begin until the effective date of the General Release and Waiver of Claims.

         d. Confidentiality. The Executive agrees to hold his or her participation in the Agreement confidential. The Executive may disclose the Agreement to immediate family, and personal legal, financial and tax counsel. The Company may disclose the Agreement as required by the needs of the business.

4.       EXCISE TAXES.

         a. Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it is determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this paragraph "a", if it is determined that Executive is entitled to a Gross-Up Payment, but that Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to Executive resulting from an elimination of the Gross-Up Payment and a reduction of the payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax then no Gross-Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.




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         b.       Subject to the provisions of paragraph "a", all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent certified public accountants serving immediately prior to the Change in Control (the "Accounting Firm"), which shall be retained to provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is required by the Company.
                  In the event that the Accounting Firm is also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall, prior to the Change in Control, appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to Executive within 5 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to paragraph "c" below and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

         c. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid or appealed. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                  (i) give the Company any information reasonably required by the Company relating to such claim;

                  (ii) take such action in connection with contesting such claims as the Company shall reasonably request in writing from time to time, including


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                           without limitation, accepting legal representation
                           with respect to such claim by an attorney reasonably selected by the Company;

                  (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

                  (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph "c", the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         d. If, after the receipt by Executive of an amount advanced by the Company pursuant to paragraph "c" above, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of paragraph "c" above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by Executive of any amount advanced by the Company pursuant to paragraph "c" above, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such


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                  denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5.       RELATIONSHIP OF THIS AGREEMENT TO ANY PRIOR AGREEMENT.

                    Effective as of the first date indicated above, this Agreement represents and contains the entire agreement between the Company and Executive relating to the matters described herein, and supersedes all prior discussions and agreements, whether oral or written (including, without limitation, the Prior Agreement).

6.       CLAIMS & ARBITRATION.

         a. Arbitration of Claims. After the Executive has exhausted all administrative remedies provided in applicable plans, if any, Executive shall settle by arbitration any dispute or controversy arising in connection with this Agreement, whether or not such dispute involves a plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Such arbitration shall be conducted in accordance with the employment rules of the American Arbitration Association sitting in Los Angeles, California. The award of the arbitrators shall be final and non-appealable, and judgment may be entered on the award of the arbitrators in any court having proper jurisdiction. All expenses of such arbitration shall be borne by the Company in accordance with Section 6b hereof.

         b. Payment of Legal Fees and Costs. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement of any guarantee of performance thereof (including as a result of any contest by Executive about the amount of payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872 (f) (2) (A) of the Code.

         c. Agent for Service of Legal Process. Service of legal process with respect to a claim under this Agreement shall be made upon the General Counsel of the Company.

7.       TAX WITHHOLDING.

                  All payments to the Executive under this Agreement will be subject to the withholding of all applicable employment and income taxes.



8.       UNSECURED GENERAL CREDITOR.

                    Executives and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under this Agreement, any and all of the Company's assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company's obligation under the Agreement shall be merely that of an unfunded and unsecured promise to pay money in the future.

9.       COMPANY LIABILITY.

                  The Company's liability for the payment of benefits shall be defined only by the Agreement. The Company shall have no obligation to an Executive under the Agreement except as expressly provided in the Agreement.

10.      NONASSIGNABILITY.

                    Neither an Executive nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by an Executive or any other person, be transferable by operation of law in the event of an Executive's or any other person's bankruptcy or insolvency or on dissolution of the Executive's marriage.

11.      EMPLOYMENT RIGHTS.

                    This Agreement shall not confer upon the Executive any right to the continuation of employment with the Company.

12.      SEVERABILITY.

                    In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

13.      SUCCESSORS.

                    This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.

14.      NOTICES.

                    Any notice required under this Agreement shall be in writing and shall be delivered by certified mail return receipt required to each of the parties as follows:


                    To the Executive: to the address appearing for Executive in the personnel records of the Company

                    To the Company:   Hughes Electronics Corporation General
                                      Counsel
                                      200 N. Sepulveda Blvd.
                                      El Segundo, CA   90245-0956

         or to such other address as either party shall have furnished to the other in writing in accordance herewith.

15.      GOVERNING LAW.

                    The provisions of this Agreement shall be construed in accordance of the laws of the State of California, to the extent not preempted by ERISA.





                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date and year first above written.


                                          /s/ Pradman Kaul
                                          ---------------------------------
                                          Executive




                                          Hughes Electronics Corporation


                                          /s/ Sandra Harrison
                                          ---------------------------------

                                    EXHIBIT A

                                 FORM OF RELEASE

                                                                       EXHIBIT A



              GENERAL RELEASE AND WAIVER OF CLAIMS UPON SEPARATION

                  This General Release and Waiver of Claims upon Separation ("Release") is entered into by the undersigned, _________________ ("Employee") and Hughes Electronics Corporation, its parent, subsidiary and affiliated companies ("Hughes"), collectively referred to as "Parties."

                  In exchange for the consideration set forth in the Amended and Restated Executive Change in Control Severance Agreement dated _______________, 2001 which is incorporated herein, Employee hereby acknowledges full and complete satisfaction and hereby releases and forever discharges Hughes and each of its agents, directors, officers, and employees from any and all claims arising from or connected with his employment by, or separation from Hughes, including but not limited to, any actions brought in tort or for breach of contract, or claims arising under the California Labor Code, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act ("ADEA") the California Fair Employment and Housing Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, and any other federal or state statute, law or regulation relating to employment.

                  It is understood and agreed that this Release covers all known or unknown or unanticipated injuries, claims or damages.

                  In accordance with the Older Workers Benefit Protection Act of 1990, Employee is aware of the following with respect to his release of any claims under the ADEA:

                  (1) He has the right to consult with an attorney before signing this Release.

                  (2) He has twenty-one (21) days, in which to consider this Release and any ADEA claim; and

                  (3) He has seven (7) days after signing this Release to revoke his release.

                  This Release shall not be effective until the expiration of seven (7) days following its execution by Employee.

                  Employee represents and agrees to keep the terms and conditions of this Release and the Separation Agreement strictly confidential and Employee agrees not to disclose its contents to anyone other than his immediate family and professional representatives who likewise are bound by confidentiality, or as may be required by applicable law.

                  This Release shall not be deemed or construed as an admission of liability or wrongdoing by Hughes or others released herein.

                  Employee understands and agrees that he will immediately turn over to Hughes all documents and property which he has received from Hughes which are the property of Hughes. After separation, Employee will comply with his obligation not to use Company proprietary or confidential information.

                  Employee affirms and represents that he is entering into this Release freely and voluntarily, and that he is acting under no other inducement, or under any coercion, threat or duress. Employee acknowledges that the contents of this document have been explained to him and he understands the meaning and legal effect of this Release.





Dated:_________________________________